UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 11, 2012 (January 6, 2012)

Signature Group Holdings, Inc.

Nevada	001-08007	95-2815260
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15303 Ventura Blvd., Suite 1600 Sherman Oaks, CA		91403
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 435-1255

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 6, 2012, James A. McIntyre filed a complaint (the “Complaint”) with the Second Judicial District Court of the State of Nevada in and for the County of Washoe against Signature Group Holdings, Inc. (the “Company”) seeking (1) a declaration that: (i) he never took any action that may have triggered the dilution provisions of the Rights Agreement, dated as of October 23, 2007, as amended (the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as the rights agent; (ii) the right to vote his shares is not impaired or diminished in any respect by the Rights Agreement; (iii) his right to demand that the Company convene a shareholder meeting or work cooperatively with other shareholders to request a shareholder meeting is not impaired in any way by the Rights Agreement; (iv) his right to nominate director candidates to be elected by the shareholders for service on the Company’s Board of Directors is not impaired or diminished in any way by the Rights Agreement; (v) his right to submit shareholder proposals for vote at the Company’s next shareholder meeting is not compromised or impaired in any way by the Rights Agreement; and (vi) his right to join other shareholders to effect the election of directors or other shareholders to effect the election of directors or other corporate business is not impaired or diminished by the Rights Agreement; and (2) preliminary injunctions to enjoin the Company from implementing the Rights Agreement against Mr. McIntyre.

The Company (which was then known as Fremont General Corporation) entered into the Rights Agreement in 2007 in order to protect the Company’s net operating losses (“NOLs”), which can be carried forward and used to offset the Company’s taxable income, if any. U.S. federal income tax law imposes significant limitations on the ability of a corporation to use its NOLs to offset income in circumstances where such corporation has experienced a “change in ownership.” Generally, there is a change in ownership if, at any time, one or more 5% shareholders have aggregate increases in their ownership in the corporation of more than 50 percentage points looking back over the prior three-year period. One of the principal reasons for the Company’s adoption of the Rights Agreement was to dissuade investors from aggregating ownership in the Company that triggers such a change in ownership, including those circumstances where shareholders act in concert in a manner that will result in a change in ownership. The Rights Agreement discourages shareholders from acquiring beneficial ownership of more than 5% of the Company’s outstanding shares of common stock by imposing economic and voting dilution upon any stockholder or group of shareholders that acquires beneficial ownership in excess of this threshold. As previously disclosed by the Company, the United States Bankruptcy Court for the Central District of California entered an order on December 9, 2011 confirming that the Rights Agreement was assumed under the Signature Group Holdings, LLC Fourth Amended Chapter 11 Plan of Reorganization and remains in full force and effect following the Company’s emergence from bankruptcy proceedings. The Company believes the protection of its NOLs to be in the best interests of all shareholders and as such the Company’s Board of Directors will enforce the Rights Agreement when it believes necessary.

On July 15, 2011 and July 18, 2011, James McIntyre, Kingstown Partners Master Ltd. and other entities affiliated therewith, Michael Blitzer, J. Hunter Brown, Robert A. Peiser, Laurie M. Shahon, Joyce White, Robert Willens and Guy Shanon (collectively, the “Shareholder Group”) entered into a solicitation agreement and filed Schedule 13D’s indicating that such persons and entities had formed a “group” (as defined by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with the Shareholder Group’s intention to nominate a slate of directors for election to the Board at the Company’s next annual meeting of shareholders. On December 7, 2011, Mr. McIntyre exercised his right to terminate all of his obligations under the solicitation agreement with the Shareholder Group including, but not limited to, his agreement to (1) be a director nominee of the Shareholder Group; and (2) participate in the solicitation of proxies by or for the Shareholder Group for the election of directors at shareholder meetings of the Company (the “Termination”).

Notwithstanding the Termination, the Company’s Board of Directors continues to evaluate whether the Shareholder Group should be determined to be an “Acquiring Person” as defined in the Rights Agreement, and if such determination is made, whether a Distribution Date (as defined in the Rights Agreement) for the distribution of rights under and pursuant to the Rights Agreement will occur. The Company intends to vigorously oppose the Complaint and take all necessary steps to contest any attempts by Mr. McIntyre to obtain any injunctive relief.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMPANY NAME

Date: January 11, 2012	By:	/s/ David N. Brody
Name: David N. Brody
Title: Secretary